FOR IMMEDIATE RELEASE
August 6, 2019

Genesis Energy, L.P. Reports Second Quarter 2019 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its second quarter results.
We generated the following financial results for the second quarter of 2019:

•
Net Income Attributable to Genesis Energy, L.P. of $40.1 million for the second quarter of 2019 compared to Net Income Attributable to Genesis Energy, L.P. of $11.0 million for the same period in 2018.

•	Cash Flows from Operating Activities of $81.6 million for the second quarter of 2019 compared to $64.5 million for the same period in 2018.

•	Total Segment Margin in the second quarter of 2019 of $184.1 million.

•
Available Cash before Reserves to common unitholders of $93.5 million for the second quarter of 2019, which provided 1.39X coverage for the quarterly distribution of $0.55 per common unit attributable to the second quarter.

•
We declared distributions on our preferred units in the form of a cash distribution of $0.7374 for each preferred unit, which equates to a cash distribution of approximately $18.7 million and is reflected as a reduction to Available Cash before Reserves to common unitholders.

•
Adjusted EBITDA of $174.1 million in the second quarter of 2019. Our bank leverage ratio, calculated consistent with our credit agreement, is 4.96X as of June 30, 2019 and is discussed further in this release.

Grant Sims, CEO of Genesis Energy, said, “We are pleased to announce a total Segment Margin of $184.1 million and a calculated bank leverage ratio of 4.96X for the second quarter. Despite several unexpected challenges over the previous twelve months, our diverse and market-leading businesses continue to perform, and we continue to naturally de-lever our balance sheet.
During the quarter, our offshore pipeline transportation segment saw consistent volumes across our asset footprint and continues to benefit from increasing activity in the deep water, including both in-field drilling and new standalone developments. The quarter was highlighted by first oil flow in late June from the LLOG operated Buckskin development. Buckskin is a subsea tie-back to the existing Lucius production platform and is 100% dedicated for the life of its lease term to our SEKCO system, our longest lateral in the Gulf of Mexico, and to our Poseidon system for ultimate transportation to shore. The development has an anticipated peak production rate of 30 kbd and we expect to see a meaningful financial impact as production ramps throughout the second half of 2019. Importantly, the Buckskin development required zero capital expenditures from us and highlights the significant operating leverage of our offshore footprint. It is also representative of the types of developments and opportunities we are seeing across our market leading asset base in the central Gulf of Mexico.
In early July, we experienced temporary throughput disruptions on our offshore systems as the producing community shut in production as Hurricane Barry made its way through the Gulf of Mexico. We experienced no permanent damage to our assets but do expect some negative financial impact to our third quarter results. Additional disruptions as we move through hurricane season could further negatively affect the third quarter.
Our onshore facilities and transportation segment performed as expected. Rail volumes delivered from Canada to our Baton Rouge complex resumed in April with increased volumes in May and June that exceeded the minimum take-or-pay volumes which allowed our main customer to utilize all of the pre-paid credits they accrued in the first quarter of 2019. We continue to monitor the easing of production curtailments by the government of Alberta and currently expect similar activity levels in the third quarter as we experienced in the second quarter. While there can be no guarantees, we believe based on current economic conditions, the incentive exists for rail volumes to return to fourth quarter 2018 levels by the end of 2019. The second quarter also benefited from a cash payment of $10 million associated with the resolution of a crude oil supply agreement.
Our soda ash operations experienced lower production volumes during the quarter due to a longer than anticipated planned move of our longwall mining machine. During the move, we proactively completed several additional debottlenecking projects and maintenance related items. The longwall move along with the additional work has successfully been completed and we are back running at full capacity. We remain on track in 2019 for our full year estimate in our soda ash business as we expect higher volumes along with stronger export pricing in the second half of the year. Our view of the international market supply/demand balance for the remainder of the year remains unchanged and we believe prices are likely to strengthen in the coming years. Our refinery services business performed as expected despite some unexpected challenges, including unplanned turnarounds and production issues at a number of our host refineries.
Our marine transportation segment continues to perform as expected and segment margin increased slightly for the sixth quarter in a row. As previously discussed, we continue to remain optimistic that we have seen the bottom for the quarterly segment contribution from our entire fleet of assets, and recent strength in near term day rates and utilization rates is reflective of an improving market.
Our businesses generated financial results that provided 1.39X coverage to our common unitholders, inclusive of a full quarter of cash distributions paid to our preferred unitholders, and a sequentially decreasing leverage ratio below 5.00X to 4.96X. Our target coverage ratio, including all preferred cash distributions, remains 1.4X to 1.6X and we expect our quarterly distribution rate will remain at $0.55 per common unit for the foreseeable future.
As we look towards the second half of the year, it is likely we will end up towards the lower end of our previous Adjusted EBITDA guidance for 2019 of $685-$715 million. Notwithstanding generally non-recurring challenges which can arise in any given quarter, the long term fundamentals across our businesses are strong and appear to us to be getting stronger. Therefore, we remain confident that the growth anticipated from our existing businesses keeps us on track to naturally de-lever our balance sheet and achieve our long-term leverage target of 4.00X in the coming years.
As always, we intend to be prudent, diligent and intelligent in achieving and maintaining the financial flexibility to allow the partnership to opportunistically build long-term value for all our stakeholders without ever losing our commitment to safe, reliable and responsible operations.”

Financial Results
Segment Margin
Variances between the second quarter of 2019 (the “2019 Quarter”) and the second quarter of 2018 (the “2018 Quarter”) in these components are explained below.
Segment margin results for the 2019 Quarter and 2018 Quarter were as follows:

	Three Months Ended June 30,
	2019	2018
	(in thousands)
Offshore pipeline transportation	$76,528	$71,602
Sodium minerals and sulfur services	57,705	64,542
Onshore facilities and transportation	35,920	25,744
Marine transportation	13,959	11,966
Total Segment Margin	$184,112	$173,854

Offshore pipeline transportation Segment Margin for the 2019 Quarter increased $4.9 million, or 7%, from the 2018 Quarter, primarily due to higher volumes on our crude oil pipeline systems. These increased volumes are the result of: (i) the continued receipt of additional volumes on our CHOPS and Poseidon systems due to deliveries from a third party pipeline that had insufficient capacity to deliver its committed volumes to shore, and (ii) first oil flow in the second half of the 2019 Quarter from the Buckskin and Hadrian North production fields, both of which are fully dedicated to our SEKCO pipeline and further downstream, our Poseidon oil pipeline system. As the Buckskin and Hadrian North volumes began near the end of the 2019 Quarter, contributions to segment margin were minimal in the period. However, we expect the contributions to increase throughout the remainder of 2019 and beyond. These increased volumes during the 2019 Quarter more than offset the approximately $3.9 million in platform fees, related to our interest in Poseidon Oil Pipeline, LLC ("Poseidon"), that we received during the 2018 Quarter. These minimum bill payments ended during June 2018.
    Sodium minerals and sulfur services Segment Margin for the 2019 Quarter decreased $6.8 million, or 11% from the 2018 Quarter. This decrease is primarily due to lower volumes during the 2019 Quarter, including both our soda ash business (our "Alkali Business") and refinery services business. Soda ash volumes in the 2019 Quarter were negatively impacted by longer than expected mine downtime due to hoist maintenance and repairs performed during the move of our longwall mining machine to a different section of our mine. Our refinery services business continues to perform as expected. NaHS volumes slightly decreased during the 2019 Quarter due to lower demand from certain of our international customers, primarily located in South America, and our domestic pulp and paper customers.
Onshore facilities and transportation Segment Margin for the 2019 Quarter increased $10.2 million, or 40% from the 2018 Quarter. This increase is partially due to increased volumes at our Raceland and Scenic Station rail facilities during the 2019 Quarter. Our main customer associated with our Baton Rouge infrastructure exceeded the minimum take-or-pay volumes, including rail, terminal and pipeline movements, during the 2019 Quarter to a level that utilized and exceeded 100% of the prepaid transportation credits that accumulated during the first quarter of 2019. We also received a cash payment of $10 million during the 2019 Quarter associated with the resolution of a crude oil supply agreement. Additionally, while the volumes on our Texas system increased during the 2019 Quarter, we were only able to recognize our minimum volume commitment because our main customer utilized some of its prepaid transportation credits. This was partially offset by the margin recognized during the 2018 Quarter associated with our previously owned Powder River midstream assets that were divested in the fourth quarter of 2018.
Marine transportation Segment Margin for the 2019 Quarter increased $2.0 million, or 17%, from the 2018 Quarter. This increase in Segment Margin is primarily attributable to higher inland and offshore barge utilization during the 2019 Quarter along with an increase in average day rates in the market that have been advantageous in both spot and term contracts. While we have seen a slight uptick in day rates, we have continued to enter into short term contracts (less than a year) in both the inland and offshore markets because we believe the day rates currently being offered by the market are still near cyclical lows. This was partially offset by an increase in operating costs during the 2019 Quarter relative to the 2018 Quarter due to an increase in dry-docking costs in both our inland and offshore fleet.

Other Components of Net Income
In the 2019 Quarter, we recorded Net Income Attributable to Genesis Energy, L.P. of $40.1 million compared to Net Income Attributable to Genesis Energy, L.P. of $11.0 million in the 2018 Quarter. Net Income Attributable to Genesis Energy, L.P. in the 2019 Quarter benefited from an increase in segment margin of $10.3 million, positive changes in estimated abandonment costs for certain of our non-operating offshore gas assets of $15.7 million (which is included within "Offshore pipeline transportation operating costs" on the Unaudited Condensed Consolidated Statements of Operations), and an increase in equity in earnings of equity investees of $6.7 million. These were offset by higher depreciation, depletion, and amortization expense of $1.7 million and an unrealized loss from the valuation of the embedded derivative associated with our Class A Convertible Preferred units of $4.7 million during the 2019 Quarter compared to an unrealized loss of $0.2 million during the 2018 Quarter.
Earnings Conference Call
We will broadcast our Earnings Conference Call on Tuesday, August 6, 2019, at 8:30 a.m. Central time (9:30 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, sodium minerals and sulfur services, onshore facilities and transportation and marine transportation. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
REVENUES	$634,785	$752,388	$1,254,794	$1,478,196

COSTS AND EXPENSES:
Costs of sales and operating expenses	455,072	600,279	923,728	1,180,077
General and administrative expenses	13,412	13,529	25,098	25,203
Depreciation, depletion and amortization	79,353	77,680	156,991	152,935
OPERATING INCOME	86,948	60,900	148,977	119,981
Equity in earnings of equity investees	15,046	8,324	28,043	18,896
Interest expense	(55,507)	(57,909)	(111,208)	(114,045)
Other expense	(4,692)	(188)	(7,668)	(5,432)
INCOME BEFORE INCOME TAXES	41,795	11,127	58,144	19,400
Income tax expense	(143)	(256)	(545)	(631)
NET INCOME	41,652	10,871	57,599	18,769
Net loss (income) attributable to noncontrolling interests	(1,532)	126	(1,525)	262
NET INCOME ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$40,120	$10,997	$56,074	$19,031
Less: Accumulated distributions attributable to Class A Convertible Preferred Units	(18,684)	(17,257)	(37,099)	(34,145)
NET INCOME (LOSS) AVAILABLE TO COMMON UNITHOLDERS	$21,436	$(6,260)	$18,975	$(15,114)
NET INCOME (LOSS) PER COMMON UNIT:
Basic and Diluted	$0.17	$(0.05)	$0.15	$(0.12)
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,579	122,579	122,579	122,579

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Offshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day unless otherwise noted):
CHOPS	228,931	181,291	235,307	190,455
Poseidon (1)	264,802	225,559	259,167	232,090
Odyssey (1)	150,039	90,326	150,953	99,793
GOPL	11,990	9,110	10,173	9,431
Offshore crude oil pipelines total	655,762	506,286	655,600	531,769

Natural gas transportation volumes (MMbtus/d) (1)	445,734	431,853	432,888	453,910

Sodium Minerals and Sulfur Services Segment
NaHS (dry short tons sold)	34,527	38,090	70,270	75,304
Soda Ash volumes (short tons sold)	824,881	936,000	1,695,410	1,853,000
NaOH (caustic soda) volumes (dry short tons sold) (2)	20,525	27,573	41,327	57,833

Onshore Facilities and Transportation Segment
Crude oil pipelines (barrels/day):
Texas	47,229	20,643	45,117	25,060
Jay	10,171	13,004	10,823	14,947
Mississippi	6,032	6,367	5,974	6,986
Louisiana (3)	131,456	151,807	113,738	133,598
Wyoming	—	32,210	—	31,703
Onshore crude oil pipelines total	194,888	224,031	175,652	212,294

Free State- CO2 Pipeline (Mcf/day)	76,297	103,867	91,062	100,308

Crude oil and petroleum products sales (barrels/day)	30,788	49,278	32,262	50,818

Rail load/unload volumes (barrels/day) (4)	99,519	53,005	92,345	52,844

Marine Transportation Segment
Inland Fleet Utilization Percentage (5)	98.7%	93.5%	97.7%	92.9%
Offshore Fleet Utilization Percentage (5)	93.9%	92.0%	95.1%	93.4%

(1)	Volumes for our equity method investees are presented on a 100% basis. We own 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities.

(2)	Caustic soda sales volumes also include volumes sold from our Alkali Business.

(3)
Total daily volume for the three and six months ended June 30, 2019 includes 64,574 and 58,472 barrels per day, respectively, of intermediate refined products associated with our Port of Baton Rouge Terminal pipelines. Total daily volume for the three and six months ended June 30, 2018 includes 69,614 and 55,053 barrels per day, respectively, of intermediate refined products associated with our Port of Baton Rouge Terminal pipelines.

(4)	Indicates total barrels for which fees were charged for unloading at all rail facilities.

(5)	Utilization rates are based on a 365 day year, as adjusted for planned downtime and dry-docking.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	June 30, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$9,579	$10,300
Accounts receivable - trade, net	297,847	323,462
Inventories	84,094	73,531
Other current assets	44,877	35,986
Total current assets	436,397	443,279
Fixed assets and mineral leaseholds, net	4,903,204	4,977,514
Investment in direct financing leases, net	112,428	116,925
Equity investees	344,583	355,085
Intangible assets, net	147,178	162,602
Goodwill	301,959	301,959
Right of use assets, net	191,497	—
Other assets, net	117,697	121,707
Total assets	$6,554,943	$6,479,071
LIABILITIES AND CAPITAL
Accounts payable - trade	$132,026	$127,327
Accrued liabilities	220,975	205,507
Total current liabilities	353,001	332,834
Senior secured credit facility	967,000	970,100
Senior unsecured notes, net of debt issuance costs	2,466,137	2,462,363
Deferred tax liabilities	12,911	12,576
Other long-term liabilities	397,690	259,198
Total liabilities	4,196,739	4,037,071
Mezzanine capital:
Class A convertible preferred units	790,115	761,466
Partners' capital:
Common unitholders	1,575,599	1,690,799
Accumulated other comprehensive income	939	939
Noncontrolling interests	(8,449)	(11,204)
Total partners' capital	1,568,089	1,680,534
Total liabilities, mezzanine capital and partners' capital	$6,554,943	$6,479,071

Common Units Data:
Total common units outstanding	122,579,218	122,579,218

GENESIS ENERGY, L.P.
RECONCILIATION OF NET INCOME TO SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended June 30,
	2019	2018
Net income attributable to Genesis Energy, L.P.	$40,120	$10,997
Corporate general and administrative expenses	13,502	13,466
Depreciation, depletion, amortization and accretion	66,104	79,862
Interest expense, net	55,507	57,909
Income tax expense	143	256
Equity compensation adjustments	—	50
Provision for leased items no longer in use	(182)	(47)
Plus (minus) Select Items, net	8,918	11,361
Segment Margin (1)	$184,112	$173,854

(1)	See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET INCOME TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES- UNAUDITED

(in thousands)

	Three Months Ended June 30,
	2019	2018
	(in thousands)
Net income attributable to Genesis Energy, L.P.	$40,120	$10,997
Interest expense, net	55,507	57,909
Income tax expense	143	256
Depreciation, depletion, amortization, and accretion	66,104	79,862
EBITDA	161,874	149,024
Plus (minus) Select Items, net	12,270	14,742
Adjusted EBITDA, net	174,144	163,766
Maintenance capital utilized(1)	(6,425)	(4,700)
Interest expense, net	(55,507)	(57,909)
Cash tax expense	(60)	(150)
Cash distributions to preferred unitholders(2)	(18,684)	—
Other	—	(7)
Available Cash before Reserves(3)	$93,468	$101,000

(1)
Maintenance capital expenditures in the 2019 Quarter and 2018 Quarter were $25.2 million and $22.2 million, respectively. Our maintenance capital expenditures are principally associated with our alkali and marine transportation businesses.

(2)	Distributions to preferred unitholders that is attributable to the 2019 Quarter and payable on August 14, 2019 to unitholders of record at the close of business on July 31, 2019.

(3)	Represents the Available Cash before Reserves to common unitholders.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended June 30,
	2019	2018
Cash Flows from Operating Activities	$81,589	$64,488
Adjustments to reconcile net cash flow provided by operating activities to Adjusted EBITDA:
Interest Expense, net	55,507	57,909
Amortization of debt issuance costs and discount	(2,688)	(2,659)
Effects of available cash from equity method investees not included in operating cash flows	5,386	8,551
Net effect of changes in components of operating assets and liabilities	41,107	30,373
Non-cash effect of long-term incentive compensation expense	(2,258)	(1,551)
Expenses related to acquiring or constructing growth capital assets	341	2,896
Differences in timing of cash receipts for certain contractual arrangements (1)	(9,848)	(1,148)
Other items, net	5,008	4,907
Adjusted EBITDA	$174,144	$163,766

(1)
Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our Non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-ADJUSTED CONSOLIDATED EBITDA RATIO - UNAUDITED

(in thousands)

June 30, 2019
Senior secured credit facility	$967,000
Senior unsecured notes	2,466,137
Less: Outstanding inventory financing sublimit borrowings	(30,300)
Less: Cash and cash equivalents	(9,579)
Adjusted Debt (1)	$3,393,258

Pro Forma LTM
June 30, 2019
Consolidated EBITDA (per our senior secured credit facility) (2)	$689,428
Acquisitions, material projects and other Consolidated EBITDA adjustments (3)	(5,242)
Adjusted Consolidated EBITDA (per our senior secured credit facility) (4)	$684,186

Adjusted Debt-to-Adjusted Consolidated EBITDA	4.96X

(1)
We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums or discounts) less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period.

(2)	Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

(3)
This amount reflects the adjustment we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA from material projects (i.e. organic growth) and includes Adjusted EBITDA (using historical amounts and other permitted amounts) since the beginning of the calculation period attributable to each acquisition completed during such calculation period, regardless of the date on which such acquisition was actually completed. This adjustment may not be indicative of future results.

(4)	Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including but not limited to statements relating to future financial and operating results and our strategy and plans, are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.
NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our Non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our

Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.
When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance, liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements  such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets;

(2)	our operating performance;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)
our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.

We define Available Cash before Reserves ("Available Cash before Reserves") as Adjusted EBITDA as adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, net cash interest expense, cash tax expense, and cash distributions paid to our Class A convertible preferred unitholders.
Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Initially, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
As we exist today, a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Because we did not initially use our maintenance capital utilized measure, our future maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.
ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

(2)	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)
our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.

We define Adjusted EBITDA (“Adjusted EBITDA”) as earnings before interest, taxes, depreciation and amortization (including impairment, write-offs, accretion and similar items, often referred to as EBITDA) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, "Select Items"). Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.
The table below includes the Select Items discussed above as applicable to the reconciliation of Adjusted EBITDA and Available Cash before Reserves to net income:

		Three Months Ended June 30,
		2019	2018
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements (1)	$(9,848)	$(1,148)
	Adjustment regarding direct financing leases (2)	2,079	1,884
	Certain non-cash items:
	Unrealized loss on derivative transactions excluding fair value hedges, net of changes in inventory value	9,065	641
	Adjustment regarding equity investees (3)	5,675	10,037
	Other	1,947	(53)
	Sub-total Select Items, net (4)	8,918	11,361
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs (5)	341	2,896
	Equity compensation adjustments	—	61
	Other	3,011	424
	Total Select Items, net (6)	$12,270	$14,742

(1)
Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our Non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.

(2)	Represents the net effect of adding cash receipts from direct financing leases and deducting expenses relating to direct financing leases.

(3)	Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.

(4)	Represents all Select Items applicable to Segment Margin, Adjusted EBITDA and Available Cash before Reserves.

(5)	Represents transaction costs relating to certain merger, acquisition, transition, and financing transactions incurred in acquisition activities.

(6)	Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.
SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin as revenues less product costs, operating expenses, and segment general and administrative expenses, after eliminating gain or loss on sale of assets, plus or minus applicable Select Items. Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

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Contact:
Genesis Energy, L.P.
Ryan Sims
SVP - Finance and Corporate Development
(713) 860-2521